Lex-Win Concord LLC

Consolidated Financial Statements

For the Period from January 1, 2010 to August 26, 2010 (Dissolution), and the Year Ended December 31, 2009

LEX-WIN CONCORD LLC

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	1
Consolidated Balance Sheet at December 31, 2009	2
Consolidated Statements of Operations for the Period from January 1, 2010 to August 26, 2010 (Dissolution) (Unaudited) and the Year Ended December 31, 2009	3
Consolidated Statements of Comprehensive Loss for the Period from January 1, 2010 to August 26, 2010(Dissolution) (Unaudited) and the Year Ended December 31, 2009	4
Consolidated Statements of Changes in Members' Capital for the Period from January 1, 2010 to August 26, 2010 (Dissolution) (Unaudited) and the Year Ended December 31, 2009	5
Consolidated Statements of Cash Flows for the Period from January 1, 2010 to August 26, 2010 (Dissolution) (Unaudited) and the Year Ended December 31, 2009	6
Notes to Consolidated Financial Statements

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Report of Independent Registered Public Accounting Firm

To the Members of Lex-Win Concord LLC:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of comprehensive income, of changes in members' capital and of cash flows present fairly, in all material respects, the financial position of Lex-Win Concord LLC and its subsidiaries at December 31, 2009, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests and other-than-temporary impairment of available for sale securities in 2009.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the financial statements, the Company has suffered losses from operations and is in violation of certain debt covenants that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 19, 2010

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LEX-WIN CONCORD LLC
CONSOLIDATED BALANCE SHEET
(In thousands)

Assets:	December 31, 2009
Cash and cash equivalents	$747
Restricted cash	25,369
Real estate debt investments, net of allowance for loss	447,270
Real estate debt investments held for sale, at fair value	66,311
Available for sale securities, net	83,977
Interest and other receivables	1,756
Deferred financing costs, net of accumulated amortization	5,306
Real estate properties held for sale	3,634
Other assets	138
Total assets	$634,508

Liabilities and Member's Capital:
Liabilities:
Repurchase agreements	$135,064
Revolving credit facility	58,850
Collateralized debt obligations	347,525
Collateral support obligation	9,757
Sub-participation obligation	4,500
Liabilities of discontinued operations	142
Other liabilities	14,056
Note payable to related parties	—
Total liabilities	569,894

Non-controlling redeemable preferred interest:
Non-controlling redeemable preferred interest	5,720
Total non-controlling redeemable preferred interest	5,720

Members' Capital:
Lex-Win Concord LLC members’ capital	113,928
Accumulated other comprehensive loss	(55,148)

Total Lex-Win Concord LLC members’ capital	58,780
Non-controlling equity interest	114
Total members' capital	58,894

Total liabilities and members' capital	$634,508

The accompanying notes are an integral part of these consolidated financial statements.

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LEX-WIN CONCORD LLC

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Period from January 1, 2010 to August 26, 2010 (Dissolution) and the
Year Ended December 31, 2009
(In thousands)

	(Unaudited)
	2010	2009
Income:
Interest income on real estate debt investments and available for sale securities	$17,930	$38,948
Realized gain on sale of real estate debt investments	7,760	—
Total income	25,690	38,948

Expenses:
Interest	9,581	17,335
Provision for loss on real estate debt investments	106,150	80,620
Realized loss on sale of real estate debt investments	2,407	9,606
Impairment loss on real estate debt investments held for sale	—	101,027
Realized loss on sale of real estate debt investments held for sale	—	17,566
Other-than-temporary impairment losses on available-for-sale securities
Gross impairment losses	3,874	29,770
Less: Impairments recognized in other comprehensive losses	—	(13,468)
Net impairment losses recognized in earnings	3,874	16,302

Realized loss on sale of available for sale securities	—	5,074
Fees and expenses paid to related party	470	1,108
Collateral support expense	319	9,757
General and administrative	1,754	4,604
Total expenses	124,555	262,999

Other Income:
Interest income on bank deposits	6	7
Total other income	6	7
Loss from continuing operations	(98,859)	(224,044)

Discontinued operations:
Loss from discontinued operations	(971)	(959)
Total discontinued operations	(971)	(959)
Consolidated net loss	(99,830)	(225,003)
(Income) loss attributable to the non-controlling redeemable preferred interest	4,585	68,709
Income attributable to the non-controlling interest	(8)	(12)
Net loss attributable to Lex-Win Concord LLC	$(95,253)	$(156,306)
The accompanying notes are an integral part of these consolidated financial statements.

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LEX-WIN CONCORD LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the Period from January 1, 2010 to August 26, 2010 (Dissolution) and the
Year Ended December 31, 2009
(In thousands)

	(Unaudited)
	2010	2009
Consolidated net loss	$(99,830)	$(225,003)
Other comprehensive income (loss):
Unrealized gain (loss) on cash flow hedges	(4,486)	10,668
Unrealized gain (loss) on available for sale securities	5,774	(29,770)
Reclassification of unrealized loss to impairment loss	—	16,302
Other comprehensive loss	1,288	(2,800)
Comprehensive loss	(98,542)	(227,803)
Comprehensive income attributable to non-controlling interest	(8)	(12)
Comprehensive (income) loss attributable to non-controlling redeemable preferred interest	4,585	68,709
Comprehensive loss attributable to
Lex-Win Concord LLC	$(93,965)	$(159,106)

The accompanying notes are an integral part of these consolidated financial statements.

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LEX-WIN CONCORD LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
For the Period from January 1, 2010 to August 26, 2010 (Dissolution) and the
Year Ended December 31, 2009
(In thousands)

	Winthrop	Lexington	Accumulated Other Comprehensive Income (Loss)	Non-Controlling Interest	Total
Balance at December 31, 2008	$124,131	$124,131	$(29,054)	$114	$219,322
Adjustment to opening balance for cumulative effect of adopting new accounting method	11,647	11,647	(23,294)	—	—
Net income allocated to non-controlling interests	—	—	—	12	12
Contributions from Members	118	118	—	—	236
Distributions to Members	(779)	(779)	—	—	(1,556)
Distributions to non-controlling interests	—	—	—	(12)	12
Unrealized gain on cash flow hedges	—	—	10,668	—	10,668
Unrealized loss on available for sale securities	—	—	(13,468)	—	(13,468)
Net loss allocation	(78,153)	(78,153)	—	—	(156,306)
Balance, December 31, 2009	56,964	56,964	(55,148)	114	58,894
(unaudited)
Net income allocated to non-controlling interests	—	—	—	8	8
Distributions to non-controlling interests	—	—	—	(12)	(12)
Unrealized loss on cash flow hedges	—	—	(4,486)	—	(4,486)
Unrealized gain on available for sale securities	—	—	5,774	—	5,774
Net loss allocation	(47,627)	(47,626)	—	—	(95,253)
Dissolution adjustment	(9,337)	(9,338)	53,860	(110)	35,075
Balance, August 26, 2010	$—	$—	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

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LEX-WIN CONCORD LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Period from January 1, 2010 to August 26, 2010 (Dissolution) and the
Year Ended December 31, 2009
(In thousands)

	(Unaudited)
	2010	2009
Cash flows from operating activities:

Consolidated net income (loss)	$(99,830)	$(225,003)
Adjustments to reconcile net income (loss) to cash provided by operating activities
Amortization and accretion of interest	(1,270)	(4,866)
Amortization of deferred financing costs	1,634	1,945
Impairment loss on available for sale securities	3,874	16,302
Provision for loss on real estate debt investments	106,150	80,620
Impairment loss on real estate debt investments held for sale	—	101,027
Realized loss on sale of real estate debt investments	1,187	9,606
Realized loss on sale of real estate debt investments held for sale	1,220	17,566
Realized loss on sale of available for sale securities	—	5,074
Realized loss on sale of real estate properties held for sale	708	—
Realized gain on sale of investments held for sale	(2,130)	—
Realized gain on available for sale securities	(1,323)	—
Realized gain on sale of real estate debt investments	(4,307)	—

Changes in operating assets and liabilities:
Interest and other receivables	250	1,842
Other assets	104	(36)
Other liabilities	(527)	(904)
Liabilities of discontinued operations	(90)	142
Collateral support obligation	319	9,757
Net cash provided by operating activities	5,969	13,072

Cash flows from investing activities:

Proceeds from sale of real estate debt investments	9,888	18,817
Proceeds from sale of real estate debt investments held for sale	70,038	86,481
Proceeds from sale of available for sale securities	2,868	3,670
Proceeds from sale of real estate properties held for sale - discontinued operations	—	6,721
Funding of commitments on real estate debt investments	—	(1,714)
Real estate debt investments repaid	—	30,168
Available for sale securities purchased	(13,562)	(6,856)
Real estate debt investments purchased	(3,000)	—
Available for sale securities repaid	296	3,935
Change in restricted cash	13,112	(22,550)
Net cash provided by investing activities	79,640	118,672

The accompanying notes are an integral part of these consolidated financial statements.

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LEX-WIN CONCORD LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Period from January 1, 2010 to August 26, 2010 (Dissolution) and the
Year Ended December 31, 2009
(In thousands)

	(Unaudited)
	2010	2009
Cash flows from financing activities:
Proceeds from related party notes payable	$—	$8,360
Repayment of related party notes payable	—	(18,360)
Repayments on repurchase agreements	(71,627)	(105,540)
Repayment of revolving credit facility	(20,801)	(21,150)
Payment to terminate derivative contract	—	(8,221)
Proceeds from sub-participation arrangement	—	4,500
Payment of deferred financing costs	—	(87)
Distributions to non-controlling redeemable preferred interest	—	(3,152)
Distributions to non-controlling interests	(12)	(12)
Distribution to members	—	(1,240)
Distribution to members upon liquidation	(3,416)	—
Contributions from non-controlling redeemable preferred interest	9,500	1,354
Contributions from members	—	236
Net cash used in financing activities	(86,356)	(143,312)

Net decrease in cash and cash equivalents	(747)	(11,568)
Cash and cash equivalents at beginning of period	747	12,315
Cash and cash equivalents at end of period	$—	$747

Supplemental cash flow information:
Interest paid	$7,881	$16,505
Collateral support arrangement	$—	$—
Non-cash investing activity:
Investment in real estate debt investment by issuance of first mortgage seller financing on real estate property sold	$—	$955
Non-cash financing activities:
Distribution of available for sale security to members	$—	$318
Distribution of available for sale security to non-controlling redeemable preferred interest	$—	$214
Accrued dividend payable to non-controlling interest	$8	$12
Accrued dividend payable to non-controlling redeemable preferred interest	$—	$5,720
Adjustment of Assets and Liabilites upon Dissolution
Resricted cash	$(12,257)	$—
Real estate debt investments, net of allowance	$(338,008)	$—
Available for sale securities	$(98,217)	$—
Interest and other receivables	$(1,506)	$—
Deferred and other assets	$(4,788)	$—
Repurchase agreements	$63,437	$—
Revolving credit facility	$38,049	$—
Collaterlized debt obligations	$347,525	$—
Collateral support obligation	$10,076	$—
Sub-participation obligation	$17,762	$—
Deferred items and other liabilities	$5,783	$—
Non-controlling redeemable preferred interest	$110	$—
Non-controlling equity interest	$10,635	$—
Members' capital	$(35,185)	$—

The accompanying notes are an integral part of these consolidated financial statements.

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LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 1 - Description of Business and Dissolution
Lex-Win Concord LLC (the “Company” and “Lex-Win”) was created on August 2, 2008. Prior to the Company's formation, its subsidiary Concord Debt Holdings LLC (“Concord”), a Delaware limited liability company, was formed on March 31, 2006 to acquire real estate whole loans and subordinate real estate debt investments such as B-notes, mezzanine loans and preferred equity, and commercial real estate securities including commercial mortgage backed securities, collateralized debt obligations and real estate mortgage investment conduits. Concord upon its formation was owned 50% each by Winthrop Realty Trust ("Winthrop") and Lexington Realty Trust ("Lexington"), collectively the Members. In connection with the formation of Concord, Lexington contributed existing real estate debt investments and other assets totaling $54,279,000 and repurchase agreements and other liabilities of $32,251,000, which had been acquired in anticipation of the formation of the venture. Concurrently with the formation of Concord, Winthrop contributed $10,864,000 in exchange for 50% of the net equity of Concord.
Concord Debt Funding Trust is a majority owned subsidiary of the Company through its investment in Concord and was formed November 3, 2006. Concord Debt Funding Trust issued 100,000 common shares and 102 shares of 12% cumulative redeemable preferred shares and Concord owns 100% of the common shares while the preferred shares are owned by individuals associated with Winthrop and Lexington.
In connection with the formation of the Company, both Winthrop and Lexington contributed their 50% interests in Concord and WRP Management LLC (“WRP Management”), the entity that provided management services to Concord Real Estate CDO 2006-1, Ltd (“CDO-1”and “the Issuer”), and a wholly-owned subsidiary of Concord. WRP Management contracted with WRP Sub-Management LLC (“WRP Sub Management”) to act as Administrative Manager to the Company. The Second Amended and Restated Limited Liability Company Joint Venture Agreement (the “Joint Venture Agreement”) of Concord was amended and restated reflect this change in legal structure and to admit Inland America Concord Sub LLC (“Inland”) with a redeemable preferred membership interest in Concord. Inland committed to invest up to $100,000,000 in Concord over a 12-18 month investment period subject to certain conditions. The Company will hold 100% of the common membership interests in Concord and will serve as its managing member.
On May 22, 2009, a wholly-owned subsidiary of Inland filed a legal action against the Company and Concord generally seeking declaratory relief that Inland should not be required to satisfy the May 11, 2009 capital call made by Concord in the amount of $24,000,000 and that Inland is entitled to a priority return of its capital. The Company filed counterclaims against Inland which state, in general, that Inland is in material breach of their agreements with the Company and seeking to recover all losses incurred by it as a result of such breach.

On August 26, 2010 the Company finalized a settlement agreement to resolve the action which would provide for, among other things, no obligation on any of the parties to make additional capital contributions to Concord, the allocation of distributions equally among Inland, Lexington, and Winthrop and the formation of a new entity to be owned by subsidiaries of Inland, Lexington and Winthrop named CDH CDO LLC which purchased 100% of the stock of CDO-1 from Concord.
The settlement agreement triggered simultaneous transactions that effectively changed the organization structure, economics and governance of Concord such that Lex-Win was dissolved and transferred 100% of its interest in Concord to its members, Winthrop and Lexington. As a result of the concurrent transfer of the Company's equity interests in Concord to Winthrop and Lexington and its dissolution on August 26, 2010, no balance sheet is presented as of August 26, 2010, the date of the Company's dissolution.

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LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 2 - Going Concern Considerations
The conditions that existed as of December 31, 2009, as described below are indicative of the entity's potential inability to continue as a going concern. The financial information included in this report does not include any adjustments that might result from the outcome of this uncertainty.
The real estate markets have been significantly impacted by the continued deterioration of the global credit markets and other macro economic factors. As a result of these and other factors including increased margin calls on Concord's repurchase agreements, the Company has experienced further declines in values during the year ended December 31, 2009 to its real estate debt investments and available for sale securities. This has generated significant impairment charges and difficulty in executing sales of select investments pursuant to certain repurchase agreements. The initial strategy to issue CDOs and the availability of new financing has effectively been eliminated, making the execution of the Company's initial strategy unachievable.
Accordingly, the Company is unable to satisfy certain of its financial covenants under its loan documents for which it has not yet received waivers and is in technical default under these loans. In addition the Company has near-term repayment obligations under its repurchase agreements. The Company is working with the lenders, but there can be no assurance that the lenders will grant long-term forbearance and could exercise their remedies at any time.
In addition, a continued decline in the operating performance of the underlying collateral of certain of the Company's available for sale securities and real estate loans may result in borrowers' inability to meet its debt service coverage, which could result in additional impairments of loan assets. Such defaults could significantly reduce the cash flow available to the Company for its obligations and also necessitate additional asset sales at disadvantageous terms.
In response to the declining real estate and capital markets the Company may be unable to consummate certain activities that would improve the Company's financial flexibility such as the sale of encumbered assets for fair value.
Note 3 - Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of the Company, and its subsidiaries, which are either majority owned or controlled by the Company. The Company identifies entities for which control is achieved through means other than through voting rights (a "variable interest entity" or "VIE") and determines when and which business enterprise, if any, should consolidate the VIE. In addition, the Company discloses information pertaining to such entities wherein the Company is the primary beneficiary or other entities wherein the Company has a significant variable interest. All significant intercompany transactions and balances have been eliminated.
Out of Period Adjustment
During 2009, the Company determined that there was an error in the recognition of fees paid to the party which originated certain loans purchased by the Company which is recorded as a reduction of interest income. The Company determined that interest income was overstated by approximately $594,000 for the year ended December 31, 2008. The Company has recorded an adjustment to correct this error in 2009 and determined that adjustment does not materially affect the financial statements for any of the years presented.

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LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 3 - Summary of Significant Accounting Policies (Continued)
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates in the consolidated financial statements include the valuation of the Company's real estate debt investments and available for sale securities and estimates pertaining to credit. Actual results could differ materially from those estimates.
Cash and Cash Equivalents
All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The Company places its cash and cash equivalents in major financial institutions.
Concentration of Credit Risk
The Company maintains cash deposits and restricted cash deposits with major financial institutions, which from time to time may exceed federally insured limits. The Company believes it mitigates its risk of loss by maintaining its cash deposits with major financial institutions. To date, the Company has not experienced any losses of its cash deposits. Real estate debt investments and available for sale securities can potentially subject the Company to concentrations of credit risk. Management of the Company performs ongoing credit evaluations of borrowers and valuations of the real property and interests that collateralize the Company's investments.
Within its real estate debt investment portfolio, the Company holds 11 impaired loans with related loan loss allowances at December 31, 2009, six of which are non-performing loans that subject the Company to a concentration of credit risk. See Note 7.
Restricted Cash
The Company had restricted cash of $25,369,000 at December 31, 2009 which included $20,726,000 in proceeds from the repayment of principal of real estate debt investments that the Company is required to reinvest under the terms of its CDO indenture. The remaining balance of $4,643,000 at December 31, 2009 represents funding of future lending commitments for certain real estate debt investments as well as amounts held in escrow accounts as collateral.
Real Estate Debt Investments
The majority of real estate debt investments are considered to be held for investment. Such investments are recorded at cost. Discounts and premiums on purchased assets are amortized over the life of the investment using the effective interest method. The amortization is reflected as an adjustment to interest income. Other costs incurred in connection with acquiring loans, such as marketing and administrative costs, are charged to expense as incurred.
Real Estate Debt Investment Impairment
The Company considers a real estate debt investment (“loan”) impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due for both principal and interest according to the contractual terms of the loan agreement. The Company believes its loans are collateral dependent and, accordingly, it generally utilizes the fair value of the loan collateral when assessing its loans for impairment. If the fair value of the collateral is equal to or greater than the recorded investment in the loan, no impairment is recognized. Specific valuation allowances are established for impaired loans based on the fair value of collateral on an individual loan basis.

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LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 3 - Summary of Significant Accounting Policies (Continued)
The fair value of the collateral is determined by selecting the most appropriate valuation methodology. These methodologies include the evaluation of operating cash flow from the collateral during the projected holding period, and the estimated sales value of the collateral computed by applying an expected capitalization rate to the stabilized net operating income of the specific property, discounted at market discount rates. If upon completion of the valuation, the fair value of the underlying real estate collateralizing the impaired loan is less than the net carrying value of the loan, a specific loan allowance is created with a corresponding charge to the provision for loan losses. The allowance for each loan is maintained at a level deemed adequate by management to absorb potential losses.
In addition, a formula specific loss allowance may be established to cover performing loans when (i) available information indicates that it is probable a loss has occurred in the portfolio and (ii) the amount of the loss can be reasonably estimated in accordance with FASB guidance on loss contingencies. Required loss allowance balances for the performing loan portfolio are derived from probabilities of default and loss severity estimates assigned to each loan as part of the Company's quarterly internal risk rating assessment. Probabilities of principal loss and severity factors are based on industry and/or internal experience and may be adjusted for significant factors that, based on management's judgment, impact the collectability of the loans.
Income Recognition for Impaired Real Estate Debt Investments
The Company recognizes interest income on impaired, non-performing real estate debt investments using the cash-basis method.
Real Estate Debt Investments Held for Sale
The Company reports real estate debt investments held for sale at the lower of cost or fair value.
Available for Sale Securities
The Company evaluates its portfolio of available for sale securities for other-than-temporary impairment by conducting and documenting periodic reviews of all securities with unrealized losses to evaluate whether the impairment is other than temporary. Any credit-related impairment on debt securities the Company does not plan to sell and is not more-likely-than-not to be required to sell is recognized in the Consolidated Statement of Operations, with the non-credit-related impairment recognized in other comprehensive loss. For other impaired debt securities, the entire impairment is recognized in the Consolidated Statement of Operations.
The Company recognizes interest income on its portfolio of available for sale securities by estimating the excess of all cash flows attributable to the security estimated at the measurement date over the Company's initial investment in the security using the effective yield method. Discounts attributable to previously recognized other-than-temporary impairment charges are recognized in interest income on the effective interest method based upon the excess of all estimated prospective cash flows over the investment balance in the loan security at the measurement date. The Company will accrete certain impairment discounts over the remaining life of the securities using the effective interest method.
During the period from January 1, 2010 to August 26, 2010 and the year ended December 31, 2009, the Company recognized in interest income accretion of discounts totaling $637,000 and $1,071,000 respectively.
Deferred Financing Costs
Fees and costs incurred to obtain long-term financing have been deferred and are being amortized over the terms of the related financing, on a basis which approximates the effective interest method.

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LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 3 - Summary of Significant Accounting Policies (Continued)
Real Estate Properties Held For Sale - Discontinued Operations
Real estate properties held for sale are comprised of real property collateralizing certain loans that was acquired by foreclosure. Real estate that is acquired by foreclosure and held for sale is recorded at the lower of its carrying amount or fair value less cost to sell and is not depreciated.
Impairment charges, when applicable, are recorded as a valuation allowance with a loss from foreclosed assets held for sale recognized in the income statement. Any expenditure that significantly improves the estimated fair value of the assets may be capitalized.
Non-Controlling Interests
Effective January 1, 2009, the Company adopted new FASB provisions on non-controlling interests (previously known as “minority interests”). The adoption of this new accounting standard resulted in (i) the reclassification of minority interests in consolidated subsidiaries to non-controlling interests in consolidated subsidiaries, a component of permanent equity on the Company's Consolidated Balance Sheet, (ii) the reclassification of minority interest expense to net income attributable to non-controlling interests on the Company's consolidated statements of operations and comprehensive income, and (iii) additional disclosures, including consolidated statements of changes in members' capital. The implementation of this standard had no effect on the Company's results of operations. However on the Consolidated Balance Sheet as a result of the adoption, the Company reclassified certain non-controlling interests to permanent equity from the mezzanine section which totaled approximately $114,000 as of December 31, 2009. The remaining non-controlling interests related to redeemable preferred interests which continue to be classified in the mezzanine section was $5,720,000 as of December 31, 2009.
Allocations of members' capital and the non-controlling redeemable preferred interest are determined in accordance with the governing documents of Concord. At each reporting period, Concord performs a hypothetical liquidation of the members' capital and non-controlling redeemable preferred interests as a basis for these allocations. As a result of this analysis, the Company was allocated net losses from operations for the period from January 1, 2010 to August 26, 2010 and the year ended December 31, 2009 of $95,253,000 and $156,306,000 and net losses of $68,709,000 were allocated to the non-controlling redeemable preferred interest. The unpaid accrued preferred return was $5,720,000 at December 31, 2009.
As of December 31, 2009, Concord did not distribute $5,720,000 of the total $8,427,000 accrued priority interest payable to satisfy the 10% preferred return on Inland's invested capital and was not in compliance with the Total Debt Limit as defined in Concord's operating agreement.  As a result, Concord is required to accrue and distribute to Inland its priority return at a rate of 13% per annum until such time as Concord is able to comply with these covenants.
Members' Capital
Capital contributions, distributions and profits and losses are allocated in accordance with the terms of the Joint Venture Agreement.
Other Comprehensive Income (Loss)
Comprehensive income (loss) is comprised of net income, as presented in the consolidated statements of operations, adjusted for changes in unrealized gains or losses on debt securities available for sale and changes in the fair value of derivative financial instruments accounted for as cash flow hedges.

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LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 3 - Summary of Significant Accounting Policies (Continued)
Income Taxes
Concord Debt Funding Trust is organized and conducts its operations to qualify as a real estate investment trust and to comply with the provisions of the Internal Revenue Code with respect thereto. A real estate investment trust is generally not subject to federal income tax on the portion of its REIT taxable income (“Taxable Income”), which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and certain other requirements are met.
Income taxes are not considered in the accompanying consolidated financial statements since the Company is not a taxable entity. Taxes on income, as applicable, are the responsibility of the individual Members; accordingly, no provision for federal or state income taxes has been recorded.
The Company reviews its tax positions under accounting guidance which requires that a tax position may only be recognized in the financial statements if it is more likely than not that the tax position will prevail if challenged by tax authorities. The Company believes it is more likely than not that our tax positions will be sustained in any tax examination. We have no income tax expense, deferred tax assets or deferred tax liabilities associated with any such uncertain tax positions for the operations of any entity included in the consolidated results of operations.
Derivatives and Hedging Activities
The Company measures its designated and qualifying derivative instruments at fair value and records them in the Consolidated Balance Sheets as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. Fair value adjustments will be recorded in accumulated other comprehensive income or earnings in the current period based on whether the derivative financial instrument is designated and qualifies as a hedging instrument. The effective portions of changes in fair value of designated and qualifying instruments are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings.
The changes in fair value of derivative instruments which are not designated as hedging instruments and the ineffective portions of hedges are recorded in earnings for the current period.

The Company utilizes derivative financial instruments to reduce exposure to fluctuations in interest rates. The Company has not entered, and does not plan to enter, into financial instruments for trading or speculative purposes. Additionally, the Company has a policy of only entering into derivative contracts with major financial institutions. The principal financial instruments used by the Company are interest rate swaps.
Note 4- Changes in Accounting Principles
Other-than-temporary impairments
On April 1, 2009, the Company adopted newly issued accounting guidance that amended the existing accounting model for evaluating whether declines in the fair value of debt securities are other-than-temporary in nature. Previously, declines in the fair value of a debt security were generally considered to be other-than-temporary in nature unless the investor could positively assert that it had the intent and ability to hold the security long enough to recover its amortized cost basis. The guidance requires that an investor recognize other-than-temporary impairment for (a) those securities that the investor has the present intent to sell or (b) those securities that it will more likely than not be required to sell before the anticipated recovery. For those securities that the Company does not have the present intent to sell or for which it is not more likely than not it will be required to sell, the Company must recognize only credit losses in earnings. Non-credit losses are recognized as a charge to other comprehensive income.

Index

Note 4- Changes in Accounting Principles (Continued)
For other-than-temporary impairment charges recognized in prior periods, the newly issued accounting guidance required the Company to assess whether (a) it had the intent to sell, (b) more likely than not would have been required to sell the related securities and (c) for those not meeting these criteria (a) and (b), determine the decline in fair value attributable to non-credit factors and recognize the cumulative of initially applying the newly issued guidance as an adjustment to the opening balance of members' capital with a corresponding adjustment to accumulated other comprehensive income.
The cumulative effect of the Company's adoption of the newly issued accounting guidance resulted in an increase to members' capital of $23,294,000 and a corresponding decrease to other comprehensive income totaling $23,294,000.

Non-controlling interests

The consolidated financial statements reflect certain retrospective revisions of prior period amounts, resulting from the adoption and retrospective application of newly adopted accounting guidance on related to non-controlling interests. The revisions had no impact on previously reported net income.

Effective January 1, 2009, the Company adopted accounting guidance which establishes and expands accounting and reporting standards for entities that have outstanding minority interests which are re-characterized as non-controlling interests in a subsidiary. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure on the face of the consolidated statements of operations and comprehensive income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.  Previously, net income attributable to the non-controlling interest generally was reported as an expense in arriving at consolidated net income.  This adoption resulted in (i) the reclassification of minority interests in consolidated subsidiaries to non-controlling interests in consolidated subsidiaries, a component of permanent equity on the Company's Consolidated Balance Sheet, (ii) the reclassification of minority interest expense to net income attributable to non-controlling interests on the Company's consolidated statements of operations and comprehensive income, and (iii) additional disclosure relating to non-controlling interests.
Note 5 - Fair Value Measurement
On January 1, 2008, the Company adopted guidance for fair value measurements and the fair value option for financial assets and liabilities. This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The guidance applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements. Accordingly, the standard does not require any new fair value measurements of reported balances. Cash equivalents, available for sale securities, derivative financial instruments, impaired real estate debt investments and real estate debt investments held for sale are reported at fair value.
The accounting standards emphasize that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, the standards establish a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Level 1 inputs utilize unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability other than quoted prices, such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals.

Index

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 5 - Fair Value Measurement (Continued)
Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity's own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
Level 1 securities include highly liquid government bonds, mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows, which would generally be classified within Level 2 of the valuation hierarchy. Examples of such instruments include certain derivative financial instruments. In cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include, for example, residual interests in securitizations and other less liquid securities.
In October 2008 the Company adopted amendments to the guidance for fair value measurements which provide clarification that determination of fair value in an inactive market depends on facts and circumstances and may require the use of significant judgment to determine whether certain individual transactions are forced liquidations or distressed sales. In cases where the volume and level of trading activity for an asset has declined substantially, the available prices vary significantly over time or among market participants, or the prices are not current, observable inputs might not be relevant and could require material adjustment. In addition, the amended guidance also clarifies that broker or pricing service quotes may be appropriate inputs when measuring fair value, but are not necessarily determinative if an active market does not exist for the financial asset. Regardless of the valuation techniques used, the accounting rules require that an entity include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks. The Company has always considered nonperformance and liquidity risks in its analysis of loans and collateral underlying its securities and the adoption of this new guidance did not have a material impact on its consolidated financial statements.
The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Recurring Measurements
Cash, Cash Equivalents and Restricted Cash
The Company's cash, cash equivalents and restricted cash are generally classified within Level 1 or Level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. The types of instruments valued based on quoted market prices in active markets include most U.S. government securities and most money market securities. Such instruments are generally classified within Level 1 of the fair value hierarchy.
Available for Sale Securities
Broker quotations within Level 1 or Level 2 of the hierarchy are obtained if available and practicable. Management typically obtains counterparty quotations for certain of its securities that are pledged under certain repurchase agreements. Such counterparty quotations are predominantly based on the use of unobservable inputs that are considered Level 3 inputs. In addition, the Company uses a third-party pricing model to establish values for the securities in its portfolio. Management also performs further analysis of the performance of the loans and collateral underlying the securities, the estimated value of the collateral supporting such loans and a consideration of local, industry, and broader economic trends and factors. Significant judgment is utilized in the ultimate determination of fair value. This valuation methodology has been characterized as Level 3 in the fair value hierarchy as defined by FASB guidance for fair value measurements.

Index

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 5 - Fair Value Measurement (Continued)
Derivative Financial Instruments
The Company has determined that the inputs used to value its derivatives fall primarily within Level 2 of the fair value hierarchy. Currently, the Company uses interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.
The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Impaired Real Estate Debt Investments
All of the Company's loans identified as being impaired are collateral dependent loans and are evaluated for impairment by comparing the fair value of the underlying collateral to the carrying value of each loan. Due to the unique nature of the individual property collateralizing the Company's loans, the Company uses the income or market approach, as deemed appropriate, through internally developed valuation models to estimate the fair value of the collateral. This approach requires the Company to make significant judgments in respect to discount rates and the timing and amounts of estimated future cash flows that are considered Level 3 inputs.
Real Estate Debt Investments Held For Sale
At December 31, 2009, the Company had identified four loans meeting the criteria for held-for-sale treatment. These loans are carried at their fair value of $66,311,000, which represents a decline of $64,143,000 from the Company's cost basis of $130,454,000. This decline in fair value has been charged to impairment loss on real estate debt investments in the Company's consolidated statements of operations.
The Company has estimated the fair value of these investments using current market spreads which are reflective of exit prices using market participant assumptions. These assets fall within Level 3 of the fair value hierarchy.

Index

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 5 - Fair Value Measurement (Continued)
The table below presents the Company's assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 aggregated by the level in the fair value hierarchy within which those measurements fall.

(in thousands)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
Assets
Cash and cash equivalents	$747	$—	$—	$747
Restricted cash	25,369	—	—	25,369
Impaired real estate debt investments	—	—	15,473	15,473
Real estate debt investments held for sale	—	—	66,311	66,311
Available for sale securities	—	—	83,977	83,977

Liabilities
Derivative financial instruments	$—	$12,274	$—	$12,274
Changes in Level Three Fair Value Measurements

The tables below includes a roll forward of the balance sheet amounts for the period from January 1, 2010 to August 26, 2010 and January 1, 2009 to December 31, 2009 , including the change in fair value, for financial instruments classified by the Company within level 3 of the valuation hierarchy. When a determination is made to classify a financial instrument within level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement.

Period Ended August 26, 2010	Available for Sale of Securities	Impaired Real Estate Debt Investments	Real Estate Debt Investments Held for Sale
(in thousands)
Fair value, January 1, 2010	$83,977	$15,473	$66,311
Transfers in/and or out of level 3	—	—	—
Included in statement of operations:
Net impairment losses recognized in earnings	(3,874)	—	—
Provision for loan loss contingencies	—	(4,078)	—
Amortization of discount	637	119	—
Unrealized impairment losses	(5,774)	—	—
Purchases, issuances and settlements, net	13,248	(17)	—
Sale of investments	(1,545)	—	—
Dissolution adjustment	(86,669)	(11,497)	(66,311)
Fair value, August 26, 2010	$—	$—	$—

Index

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 5 - Fair Value Measurement (Continued)

Year Ended December 31, 2009	Available for Sale Securities	Impaired Real Estate Debt Investments	Real Estate Debt Investments for Held for Sale
(in thousands)
Fair value, January 1, 2009	$118,491	$65,638	$—
Transfers in/and or out of level 3	—	11,731	276,243
Included in statement of operations:
Accretion income on realized losses	1,071	—	—
Impairment losses on real estate debt investments held for sale	—	—	(101,027)
Net impairment losses recognized in earnings	(16,302)	—	—
Provision for loan loss contingencies	—	(52,141)	—
Amortization of discount	538	170	—
Unrealized impairment losses	(13,468)	—	—
Purchases, issuances and settlements, net	11	75	(4,857)
Sale of investments	(6,364)	(10,000)	(104,048)
Fair value, December 31, 2009	$83,977	$15,473	$66,311

Note 6 - Real Estate Debt Investments
Real estate debt investments, consisting of whole loans, B-note participation interests, and mezzanine loans, are intended to be held for investment and, accordingly, are carried at the Company's investment cost basis, net of unamortized loan purchase discounts and allowances for loan losses when such investments are deemed to be impaired. Whole loans are loans to borrowers who are typically seeking capital for use in property acquisition and are predominantly collateralized by first mortgage liens on real property. B-Notes are junior positions of whole loans. Mezzanine loans are loans that are subordinate to a conventional first mortgage loan, including B Notes and senior to the borrower's equity in a transaction. These loans may be in the form of a junior participating interest in the senior debt. Mezzanine financing may take the form of loans collateralized by pledges of ownership interests in entities that directly or indirectly control the real property or subordinated loans collateralized by second mortgage liens on the property.
The following table is a summary of the Company's real estate debt investments at December 31, 2009 (in thousands):

	Real Estate Debt Investments, Net of Allowance December 31, 2009	Loan Count

Whole loans	50,836	4
B-notes	184,550	13
Mezzanine loans	303,979	23
Loan loss allowance	(86,035)	—
Discounts on loans	(6,060)	—
Total loans	$447,270	$40

Index

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 6 - Real Estate Debt Investments (Continued)
The Company had $70,937,000 of impaired principal real estate debt investments with loan loss allowances of $55,464,000 at December 31, 2009. The Company recorded a provision for loss allowance in real estate debt investments of $106,150,000 and $80,620,000 for the period from January 1, 2010 to August 26, 2010 (Dissolution) and the year ended December 31, 2009, respectively.
The fair value of the Company's real estate debt investments was $244,313,000 at December 31, 2009.
The following table sets forth the activity in the loan allowance for credit losses account balance for the period from January 1, 2010 to August 26, 2010 (Dissolution) and the year ended December 31, 2009 (in thousands):

	2010	2009
Balance at beginning of year	$(55,464)	$(26,021)
Charge-offs (1)	3,118	17,900
Recoveries	42,421	—
Valuation allowance	(111,870)	(51,343)
Transfers (2)	—	4,000
Dissolution adjustment	121,795	—
Balance at end of year	$—	$(55,464)

(1)	The charge-offs of $17,900,000 for the year ended December 31, 2009 represent allowances for which the Company foreclosed on and the collateral of which was sold or obtained through foreclosure sale.

(2)	Transfers represent loan allowances on real estate debt investments that were transferred to real estate loan assets held for sale.

Credit Risk Concentrations

As of December 31, 2009 no loan exceeded 10% of the Company's assets and for the year ended December 31, 2009 no single loan generated more than 10% of the Company's revenue.
Note 7 - Real Estate Debt Investments Held For Sale
Due to the disruption in the capital and credit markets, the continued decline in the fair value of the Company's assets, and the covenant failures on its debt facilities, the Company was required to identify certain assets to be sold in order to reduce its outstanding balances on its debt.
During 2009 the Company sold six loans that were designated as real estate debt investments held for sale which resulted in losses of $17,566,000.
The Company was not able to completely satisfy its repayment obligation on the Column facility of $60,000,000 by December 31, 2009 and identified four real estate debt investments which were sold in 2010 and the Company recognized additional losses of $545,000 from these transactions and used the proceeds to repay Column and satisfy the remaining accelerated repayment schedule required by the modification.

Index

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 8 - Available for Sale Securities
The Company had a portfolio of loan securities (also referred to as available for sale securities) which includes investments in CDO securities, pooled collateralized mortgage backed securities (“CMBS”), and rake bonds. These bonds are accounted for as available for sale securities and, accordingly, are marked to fair value on a quarterly basis based upon management's assessment of fair value. The Company's portfolio of available for sale securities was comprised of purchased beneficial interests in 36 CMBS consisting of both Pool and Rake bonds and three CDOs at December 31, 2009.
In April 2009 the Company adopted new accounting guidance on investments in debt and equity securities related to determining whether an impairment for investments in debt securities is other-than-temporary. As a result of the adoption, the Company recognized a cumulative-effect adjustment to retained earnings of $23,294,000 as of April 1, 2009, with a corresponding adjustment to accumulated other comprehensive loss.
The amortized cost and fair value of securities available-for-sale at December 31, 2009 was as follows (in thousands):

December 31, 2009	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

CMBS
Rake Bonds	$60,668	—	$(13,804)	$46,864
Pool Bonds	59,521	2,176	(25,044)	36,653
Total CMBS	120,189	2,176	(38,848)	83,517

CDO	460	—	—	460
Total available for
sale securities	$120,649	$2,176	$(38,848)	$83,977
(1) Amortized cost basis includes adjustments made to the cost of an investment for accretion, amortization, collection of cash, and previous other-than-temporary impairments recognized in earnings.

The table below shows the fair value of investments in available for sale securities that have been in an unrealized loss position for less than 12 months or for 12 months or longer (in thousands).

	Less than 12 months		12 months or longer		Total
December 31, 2009	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

CMBS
Rake Bonds	$52	$(986)	$45,231	$(12,819)	$45,283	$(13,805)
Pool Bonds	4,513	(3,126)	20,183	(21,918)	24,696	(25,044)
Total CMBS	4,565	(4,112)	65,414	(34,737)	69,979	(38,849)

CDO	—	—	—	—	—	—
Total available for
sale securities	$4,565	$(4,112)	$65,414	$(34,737)	$69,979	$(38,849)

Index

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 8 - Available for Sale Securities (Continued)
The following table presents the amortized cost and fair value of debt securities available for sale by contractual maturity dates as of December 31, 2009 (in thousands).

	December 31, 2009
	Amortized Cost	Fair Value

CMBS - Rake Bonds
Due within 1 year	$36,506	$28,107
After 1 but within 5 years	13,089	9,750
After 5 but within 10 years	11,072	9,007
After 10 years	—	—
Total CMBS - Rake Bonds	60,667	46,864

CMBS - Pool Bonds
Due within 1 year	33,736	17,277
After 1 but within 5 years	18,609	10,023
After 5 but within 10 years	7,177	9,353
After 10 years	—	—
Total CMBS - Pool Bonds	59,522	36,653

CDO
Due within 1 year	—	—
After 1 but within 5 years	—	—
After 5 but within 10 years	460	460
After 10 years	—	—
Total	460	460

Total available for
sale securities	$120,649	$83,977

Interest income on the available for sale securities for the period from January 1, 2010 to August 26, 2010 (Dissolution) and year ended December 31, 2009 was $3,523,000 and $4,320,000, respectively.
Evaluating Investments for Other-than-Temporary Impairments
The Company conducts periodic reviews to identify and evaluate each investment that has an unrealized loss. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded in accumulated other comprehensive loss for available-for-sale securities.
The Company has assessed each position for credit impairment. Securities for which the amortized cost basis exceeds fair value are assessed to determine whether the Company has the present intent to sell the security in which case the entire difference between the amortized cost basis and fair value is recognized in earnings as an other than temporary impairment (“OTTI”). If the Company determines that it will more likely than not be required to sell securities for which the amortized cost basis exceed fair value then the entire difference between fair value and amortized cost basis is recognized in earnings as an other than temporary impairment.

Index

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 8 - Available for Sale Securities (Continued)
For securities that the Company does not intend to sell, and does not believe it is more likely than not that it will be required to sell, management performs additional analysis to determine whether or not it will recover its amortized cost basis in the investment. Declines in fair value attributable to credit events are recognized as other than temporary impairment recognized in earnings while declines attributable to other factors are recognized in other comprehensive loss.
Factors considered in determining whether a loss is temporary or other than temporary include:

•	The length of time and the extent to which fair value has been below amortized cost basis;

•	Adverse conditions specifically related to the security, an industry, or a geographic area;

•	The historical and implied volatility of the fair value of the security;

•	The payment structure of the debt security;

•	Failure of the issuer of the security to make scheduled interest or principal payments;

•	Any changes to the rating of the security by the rating agency; and

•	Recoveries or additional declines in fair value subsequent to the balance sheet date.

The Company's review for impairment generally entails:

•	Identification and evaluation of investments that have indications of possible impairment;

•
Analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and expected recovery period;

•
Discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and

•	Documentation of the results of these analyses, as required under business policies.

A critical component of the evaluation for other-than-temporary impairments is the identification of credit impaired securities where management does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the security. The extent of the Company's analysis regarding credit quality and the stress on assumptions used in the analysis has been refined for securities where warranted by the current fair value or other characteristics of the security.
The following table presents the total other-then-temporary impairments recognized for the period from January 1, 2010 to August 26, 2010 (Dissolution) and the year ended December 31, 2009 (in thousands).

	2010	2009
Impairment losses related to securities which the Company does not intend to sell or is not more likely than not that it will be required to sell :
Total OTTI losses recognized during the period	$3,874	$24,826
Less: portion of OTTI loss recognized in other comprehensive loss	—	(13,468)
Net impairment losses recognized in earnings for securities that the Company does not intend to sell or is more likely than not that will not be required to sell	3,874	11,358
Plus OTTI Losses recognized in earnings for securities that the Company intends to sell or is more-likely-than-not will be required to sell	—	4,944
Total impairment losses recognized in earnings	$3,874	$16,302

Index

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 8 - Available for Sale Securities (Continued)
The roll forward of the credit-related position recognized in earnings for all securities still held as of December 31, 2009 is as follows: (in thousands)

	Cumulative Other-Than-Temporary Impairment Credit Losses Recognized in Earnings for Available-for-Sale Debt Securities
	December 31, 2008 Balance	Beg Balance Adjustment to Other Comprehensive Loss	Credit impairments recognized in earnings on securities not previously impaired	Credit impairments recognized in earnings on securities that have been previously impaired	Reductions due to sales or maturities of credit impaired securities	December 31, 2009 Balance

CMBS
Rake Bonds	$10,938	$(9,095)	$689	$949	$—	$3,481
Pool Bonds	45,896	(15,491)	—	9,705	(3,009)	37,101
Total CMBS	56,834	(24,586)	689	10,654	(3,009)	40,582

CDO	27,875	—	—	4,959	—	32,834

Total	$84,709	$(24,586)	$689	$15,613	$(3,009)	$73,416

The Company does not intend to sell nor does it believe it will be required to sell bond with losses currently deferred in accumulated other comprehensive loss.

Note 9 - Variable Interest Entities

The Company evaluated its investments to determine whether they constitute a variable interest in a variable interest entity (“VIE”). The FASB's accounting guidance on consolidation requires a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that absorbs a majority of the VIE's anticipated losses and/or a majority of the expected returns.

In connection with and subsequent to the formation of the Company, Concord was determined not to be a VIE entity but rather consolidated Concord pursuant to alternative FASB guidance related to partnerships since the Company is the functional equivalent of a general partner. On August 19, 2009, Concord received an infusion of additional capital totaling approximately $10,150,000 in the form of a capital contribution of $1,700,000 made by the Company and short-term demand notes totaling $8,360,000, which were subsequently repaid upon the sale of certain of Concord's assets. These proceeds, which were used to pay down debt and settle five interest rates swaps, resulted in the reconsideration of Concord's VIE status. In connection with this reconsideration event, the Company determined that Concord is a VIE since it is not sufficiently capitalized to finance its activities primarily due to the significant decline in the fair value of its assets.

The Company determined that it was the primary beneficiary of this VIE since it absorbs the majority of expected residual returns and therefore continued to consolidate Concord.

Under the accounting guidance on consolidations there is a requirement to measure the assets, liabilities and non-controlling interests of the newly consolidated VIE at their fair values at the date that the reporting entity becomes the primary beneficiary. However, because the primary beneficiary of the VIE, the Company, and the VIE, Concord, are under common control and, as discussed above, Concord was already consolidated in prior periods, albeit under different guidance, no fair value adjustment was necessary.

Index

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 9 - Variable Interest Entities (Continued)

At December 31, 2009 the Company identified certain real estate debt investments with aggregate carrying values of $21,465,000. These investments were deemed VIEs primarily based on the fact that the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support. The Company has determined that it is not the primary beneficiary of the VIEs as it does not have voting or other rights that allow the Company to exercise control over the borrower entity nor do they have participation features which the Company would be required to absorb expected losses or be entitled to receive expected residual returns of the borrower entities. For the year ended December 31, 2009 no events occurred that would cause the Company to reconsider the VIE status of these debt investments.

Note 10 - Repurchase Agreements

The following table outlines borrowings under the Company's repurchase agreements as of December 31, 2009:

	December 31, 2009
(in thousands)	Debt Carrying Vaue	Collateral Carrying Value (3)

Royal Bank of Scotland, PLC, successor in interest to Greenwich Capital Financial Products, Inc., matures on February 1, 2012, interest is variable based on 1-month LIBOR rate plus 1% or 1.23% and 2.04% respectively.	$59,550	$71,530

Royal Bank of Scotland, PLC, successor in interest to Greenwich Capital Financial Products, Inc., matures on January 15, 2011, interest is variable based on 1-month LIBOR rate plus 1% or 1.23% and 1.51% respectively.	3,543	6,452

Column Financial Inc., variable interest based on 1-month LIBOR plus 1%, the rate was 1.47% at December 31, 2008. (1)	—	—

Column Financial Inc., expiration December 31, 2010, interest is variable based on 1-month LIBOR plus 0.85% to 1.35%, the weighted average was 1.27%, and 1.49%, respectively. (2)	71,971	74,276

Total repurchase agreements	$135,064	$152,258

(1)
In February 2009, the repurchase agreement was terminated and the asset which was subject to this repurchase agreement was added to the multiple loan asset repurchase agreement. The multiple loan asset repurchase agreement was modified to provide that the interest rate, maturity date and advance rate, with respect to the asset added to the multiple loan asset repurchase facility, would remain as it was under the specific repurchase agreement.

(2)	On April 14, 2009, the multiple loan asset repurchase agreement was modified as discussed above.

(3)	Collateral carrying value equals face value less bond discounts, unrealized gains and losses and other-than-temporary impairment losses plus bond premiums and unrealized gains.

Index

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 10 - Repurchase Agreements (Continued)

Upon the dissolution of the Company the repurchase agreement liabilities were assumed by the Company's successor.
The fair value of the Company's repurchase agreements was $79,358,000 at December 31, 2009.

In certain circumstances, the Company financed the purchase of its real estate debt investments and available for sale securities from a counterparty through a repurchase agreement with the same counterparty. The Company records these investments in the same manner as other investments financed with debt whereby the investment recorded is as an asset and the related borrowing as a liability on the Company's Consolidated Balance Sheet. Interest income earned on the investments and interest expense incurred on the repurchase obligations are reported separately on the consolidated statements of operations.

Under the terms of the repurchase facility with Column, the Company was required to maintain minimum liquidity, comprised of cash and cash equivalents, of at least $10,000,000 at all times. The Company had failed these requirements during measurements periods in 2010 and 2009 however, the Column facility has been satisfied in full.
In July 2009 Royal Bank of Scotland PLC (“RBS”) agreed to restructure its agreement with the Company. The restructuring of the agreement required a reduction of the outstanding balance by $11,500,000, which was satisfied on July 31, 2009 as a result of the sale of a real estate debt investment. Under the RBS repurchase facilities the Company has a $10,000,000 minimum liquidity requirement. At certain times during the period from January 1, 2010 to August 26, 2010 (Dissolution) and the year ended December 31, 2009 Concord's cash balance declined to an amount below the $10,000,000 minimum liquidity requirements. In addition, the RBS repurchase facility required the Company to maintain a minimum net worth and a maximum indebtedness to tangible net worth. The Company failed these covenants during 2010 and 2009.
Upon the dissolution of the Company the repurchase agreement liabilities were assumed by the Company's successor.
Note 11 - Revolving Credit Facility
On September 23, 2009, the Company amended and restated its agreement with KeyBank. Under the terms of this amendment the credit line was reduced from the original $100,000,000 to the actual outstanding balance of $73,666,000 as of the date of the agreement. Key Bank received as additional collateral all remaining unpledged assets including cash and any previously unencumbered loans and bonds the Company had repurchased. Under the conditions of the agreement, no distributions are allowed to be made to the Company's members until KeyBank is fully repaid. The bank has allowed for a maximum of $650,000 per month in operating expenses, however a mandatory monthly principal payment of $300,000 plus an additional annual principal repayment of $10,000,000 is required or the Company will be in default of the loan. The agreement expires on December 31, 2010 with rights for three - one year extensions through December 31, 2013 at the Company's option subject to the satisfaction of certain conditions.
Borrowings under the facility bear interest rates based upon prevailing LIBOR plus an applicable spread or an Alternative Base Rate (“ABR”), as defined. At December 31, 2009, the Company's borrowings bear interest at LIBOR plus 300 bps.
The Company had an outstanding balance on the revolving credit facility of approximately $58,850,000 at December 31, 2009, which was collateralized by a first priority lien on certain of the Company's equity interests as well as first priority perfected liens in certain of the Company's loan assets and bonds with a carrying value of $113,959,000. The weighted-average interest rate on amounts outstanding was approximately 3.24% during the year ended December 31, 2009.

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LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 11 - Revolving Credit Facility (Continued)
The terms of the restructured agreement with KeyBank require the Company to maintain a number of customary financial and other covenants on an ongoing basis including: i) maximum leverage ratio not to exceed 75%, ii) minimum fixed charge ratio not less than 1:50 to 1:00, iii) tangible net worth cannot be less than twice the aggregate principal balance of all loans (minimum net worth), iv) cannot payout any restricted payments in excess of 100% of net income (maximum payout ratio), v) prohibition on additional indebtedness.
The Company has failed certain of its covenants during the year ended December 31, 2009, and therefore was in default of its agreement with KeyBank. Under the default provisions, KeyBank has the right to accelerate repayments and all amounts of principal and accrued interest immediately become due and payable. KeyBank has not exercised such rights.
The fair value of the revolving credit facility was $48,657,000 at December 31, 2009.
Upon the dissolution of the Company the revolving credit facility was assumed by the Company's successor.
Note 12 - Collateralized Debt Obligations
CDO-1 holds assets, consisting primarily of whole loans, mezzanine loans and available for sale securities totaling approximately $444,849,000, which serve as collateral for the CDO. The CDO-1 issued investment grade rated notes with a principal amount of approximately $347,525,000 and a wholly-owned subsidiary of the Company purchased the G and H tranches and preferred equity interests of CDO-1. The seven investment grade tranches were issued with floating rate coupons with a combined weighted average rate of 0.71% at December 31, 2009, and has a maturity of December 2016. The Company has the ability to contribute additional assets to the CDO-1 through December 31, 2011 in order to replenish the assets of the CDO-1 to the extent that an asset of the CDO-1 is repaid prior to such date. Thereafter, the outstanding debt balance will be reduced as loans are repaid. The Company incurred approximately $7,774,000 of issuance costs which are being amortized over the average estimated life of the CDO-1, estimated to be approximately 10 years or when debt is satisfied on a pro rata basis. For accounting purposes, the CDO-1 is consolidated in the Company's financial statements. The seven investment grade tranches are treated as a secured financing and are non-recourse to the Company. Interest proceeds received from investments collateralizing the CDO are distributed to holders of the CDO notes on a monthly basis.
The fair value of the collateralized debt obligations was $201,719,000 at December 31, 2009.
CDO-1 contains covenants that are both financial and non-financial in nature. Significant covenants include cash coverage and collateral quality tests. CDO-1 was in compliance with its financial covenants at December 31, 2009.
Note 13 - Collateral Support Obligation
The borrower of a $44,000,000 first mezzanine note owned by Concord (the “Note”) failed to satisfy its obligation when the Note matured in February 2008. On March 28, 2008 Concord sold the Note at par together with accrued interest and late charges to an unaffiliated third party. Concord concluded that this transaction qualified as a sale pursuant to the accounting guidance for transfers of financial assets. Concurrently with the sale of the Note, the Company entered into a credit support arrangement with Deutsche Bank (the “Bank”) for which Concord, subject to certain terms and conditions, was required to return a portion of the purchase price of the Note equal to 2.75% of any shortfall received by the buyer of the Note on the sale of the underlying real property in satisfaction of the loan.

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LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 13 - Collateral Support Obligation (Continued)
As consideration for the collateral support arrangement, Concord has received cumulative fees of $1,589,000 through July 2009. Upon entering into the collateral support arrangement, Concord determined that it meets the criteria of a guarantee pursuant to the accounting guidance for guarantees and estimated the fair value of the guarantee at inception to be approximately $50,000.
During July 2009 the Concord received notice that pursuant to the credit support arrangement, a collateral deficiency was realized on the aggregate net proceeds from the sale of the underlying collateral of the Note for which Concord was allocated 2.75% of the total deficiency. Accordingly, a collateral support obligation has been recorded for the aggregate liability amount of $9,757,000 at December 31, 2009.
On December 10, 2009, a final arbitration ruling was issued and a settlement amount for Concord's share of the shortfall of $9,598,000 plus per diem interest and expenses of $159,000 was awarded to the Bank.
Upon the sale of the CDO-1 by the Company the collateralized debt obligation was assumed by the CDH CDO LLC.
Note 14 - Sub-participation obligation
On October 14, 2009, the Company received a principal repayment of $6,000,000 in partial satisfaction of a loan collateralized by a hotel located in New York, NY. In exchange, the Company granted to the borrower waivers of certain loan conditions and agreed to exercise its rights under the loan in accordance with instructions furnished by the borrower. Concurrently with the execution of the agreement, the borrower also purchased sub-participation interests in certain bonds owned by the Company for approximately $4,500,000. The sub-participation obligation requires the Company to remit to the borrower principal and interest payments received from the bonds. The collateral for the bonds that are subject to the sub-participation obligation are controlled by the borrower.
In addition, the Company has written certain call options giving the borrower the right to purchase the bonds that are subject to the sub-participation obligation. The call options are exercisable at the discretion of the borrower at anytime through the maturity date of the bonds for a specified strike price. The Company has also written a call option for one of the bonds to an unaffiliated third party that is only exercisable upon either the expiration of the borrower's call option or the event of default by the borrower as specified in the option agreement. The Company has determined that the call options are not derivative instruments, but should be marked to fair value with changes in fair value recognized in earnings. The fair value of the call options written to both the borrower and the unaffiliated third party were not considered material and therefore have not been recorded at December 31, 2009.
Note 15 - Derivative Financial Instruments

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and expected cash amounts, the value of which are determined by interest rates. The Company's derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company's known or expected cash receipts and its known or expected cash payments principally related to the Company's investments and borrowings.
Cash Flow Hedges of Interest Rate Risk

The Company's objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

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LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 15 - Derivative Financial Instruments (Continued)

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income (Loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the year ended December 31, 2009, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The Company also assesses and documents, both at the hedging instruments inception and on an ongoing basis, whether the derivative instruments are highly effective in achieving offsetting changes in the cash flows attributable to the hedged items. The Company has recorded changes in fair value related to the effective portion of its interest swap contracts designated and qualifying as cash flow hedges totaling an increase of $16,539,000 for the period from January 1, 2010 to August 26, 2010 (Dissolution) and a decrease of $16,539,000 for the year ended December 31, 2009. This change was a component of other liabilities and accumulated other comprehensive loss within the Company's Consolidated Balance Sheet.
Designated Hedges
On August 19, 2009, the Company terminated five interest rate swap agreements consisting of four designated cash flow hedging instruments with a notional value of $54,375,000 and one hedging derivative not designated as a cash flow hedge with a notional value of $11,000,000. The cost to terminate the five hedges was $ 8,221,000. A loss of $74,000 which includes a termination fee was recognized for the period ended December 31, 2009.
The Company has recorded changes in fair value related to the deferred loss on the cancellation of interest rate swaps totaling an decrease of $5,870,000 for the period from January 1, 2010 to August 26, 2010 (Dissolution), and an increase of $5,870,000 for the year ended December 31, 2009. This change was a component of other liabilities and accumulated other comprehensive loss within the Company's Consolidated Balance Sheet at December 31, 2009.
There was no ineffective portion of the change in fair value of the designated hedges recognized directly in earnings during the year ended December 31, 2009. The Company completed the restructuring as discussed in Note 1 and the deferred loss was reclassified as loss and was recognized in earnings for the period from January 1, 2010 to August 26, 2010.
As of December 31, 2009, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk which mature in August 2016:

Interest Rate Derivative	Number of Instruments	Notional
Interest Rate Swaps	2	$137,887,000

Non-designated Hedges
Derivatives not designated as hedges are not speculative and are used to manage the Company's exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements of derivatives. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings and were equal to $683,686 of income for the year ended December 31, 2009.

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LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 15 - Derivative Financial Instruments (Continued)
The table below presents the fair value of the Company's derivative financial instruments as well as their classification on the Consolidated Balance Sheet as of December 31, 2009 (in thousands):

Liability Derivatives
(in thousands)	Balance Sheet Location	Fair Value
Derivatives designated as hedging
instruments under SFAS 133

Interest Rate Swap	Other Liabilities	$8,714
Interest Rate Swap	Other Liabilities	3,560
Total derivatives designated as hedging
instruments under SFAS 133		$12,274

Note 16 - Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss reflected in members' capital as of August 26, 2010 (Dissolution) and December 31, 2009 is comprised of the following:

(in thousands)	2010	2009

Unrealized losses on cash flow hedges	$(17,762)	$(12,274)
Deferred loss on cancellation of interest rate swaps	(5,201)	(6,203)
Unrealized gains/(losses) on available-for-sale securities	(7,603)	(13,377)
Adjustment for cumulative effect of adopting	—
new accounting pronoucement	(23,294)	(23,294)
Dissolution adjustment	53,860	—
	$—	$(55,148)

Note 17 - Discontinued Operations
The Company was granted a decree of foreclosure from the United States District Court of Ohio on April 15, 2009 on a mortgage loan asset with a face value of $20,900,000 and carrying value of $12,000,000 at the date of foreclosure. As a result of the decree, the Court granted the Company a permanent order of possession over six properties, which represented the collateral on the loan, and a foreclosure sale occurred on October 7, 2009 at which time the Company was the successful bidder and received title to six multi-family Ohio residential properties with an estimated fair value of $11,202,000.
For the period from January 1, 2010 to August 26, 2010 (Dissolution), two of the properties were sold for an aggregate net selling price of $2,818,000 and four properties were sold during the period ended December 31, 2009 for an aggregate net selling price of $7,676,000 which included a $955,000 short term seller financing that was repaid by the borrower on April 7, 2010.

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LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 17 - Discontinued Operations (Continued)
The combined results related to discontinued operations for the period from January 1, 2010 to August 26, 2010 (Dissolution) and the year ended December 31, 2009 were as follows (in thousands):

	2010	2009
Total revenues	$159	$332
Total expenses	(422)	(1,291)
Loss on discontined operations	(708)	—
Loss from discontinued operations	$(971)	$(959)

Note 18 - Dividends
In order for the Company's consolidated subsidiary, Concord Debt Funding Trust, to maintain its election to qualify as a REIT, it must distribute, at a minimum, an amount equal to 90% of its taxable income to its shareholders. For the year ended December 31, 2009 dividends were comprised of 100% ordinary dividends. Because taxable income differs from cash flow from operations due to non-cash revenues and expenses, the Company may generate operating cash flow in amounts below or in excess of its dividends.
At December 31, 2009, the Company's members' capital was $289,798,000 for federal tax reporting purposes as compared to $58,780,000 for financial reporting purposes.
Note 19 - Related Party Transactions
WRP Sub-Management LLC
Since January 1, 2007, WRP Management has retained WRP Sub-Management to perform accounting collateral management and loan brokerage services.
On August 2, 2008, the Company, WRP Management and WRP Sub-Management entered into an Administration and Advisory Agreement whereby WRP Sub-Management became the Administrative Manager to provide day-to-day management, collateral management and administrative services for the Company. For providing these management services, WRP Sub-Management is entitled to receive a base management fee equal to five basis points multiplied by the total assets of the Company. The Administrative Manager is also entitled to receive loan acquisition fees based on pre-determined budgeted amount and reimbursement for actual out-of-pocket expenses. Related party fees and expenses paid for the period from January 1, 2010 to August 26, 2010 (Dissolution) and the year ended December 31, 2009 are as follows (in thousands):

	2010	2009

Base management fee	$361	$533
Employee wages and benefits	228	647
Total related party fees and expenses paid	$589	$1,180

Related party fees and expenses recorded on an accrual basis were $469,695 for the period from January 1, 2010 to August 26, 2010 (Dissolution) and $1,108,000 for the year ended December 31, 2009, respectively.
At December 31, 2009, the Company owed WRP Sub-Management $163,000.

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LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information from January 1, 2010 to August 26, 2010 (Dissolution) is Unaudited)

Note 19 - Related Party Transactions (Continued)
Note Payable to Related Parties
On December 31, 2008, Winthrop and Lexington each advanced proceeds of $5,000,000 to the Company pursuant to short-term demand notes bearing interest at 1.36%. These notes were subsequently repaid to each of Winthrop and Lexington in January 2009 along with accrued interest.
On August 19, 2009, Winthrop and Lexington each advanced proceeds of $ 4,160,000 to the Company pursuant to short-term demand notes bearing interest of 5.44%.  These notes were subsequently repaid to each of Winthrop and Lexington in September 2009 along with accrued interest.
Sale of Assets to Winthrop
During 2009, the Company sold four real estate debt investments and four bonds with an aggregate carrying value of $84,302,000 to Winthrop for net proceeds of $53,339,000.